Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 15,000,000.00	0.0001531	$ 2,296.50
Fees Previously Paid
	Total Transaction Valuation:	$ 15,000,000.00
	Total Fees Due for Filing:			$ 2,296.50
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 2,296.50
Offering Note
[1]	The transaction valuation is estimated only for purposes of calculating the filing fee. This amount is based on the purchase of up to 5,000,000 American Depositary Shares of Moatable, Inc. at a purchase price of $3.00 per American Depositary Share, upon the terms and subject to the conditions of the Offer to Purchase, dated September 3, 2025, and the related Letter of Transmittal. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the aggregate amount of the transaction valuation (or 0.01531% of the aggregate transaction valuation).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A